UNITED STATES SECURITIES AND EXCHANGE COMMISSION Washington, DC 20549
FORM 8-K
CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE SECURITIES EXCHANGE ACT OF 1934
Date of Report (Date of earliest event reported) February 27, 2006
A. T. CROSS COMPANY (Exact name of registrant as specified in its charter)
Rhode Island (State or other jurisdiction of incorporation)	1-6720 (Commission File Number)	05-0126220 (IRS Employer Identification No.)
One Albion Road, Lincoln, Rhode Island (Address of principal executive offices)	02865 (Zip Code)
Registrant's telephone number, including area code (401) 333 1200
N/A (Former name or former address if changed since last report.)

Section 2 - Financial Information

Item 2.02 Results of Operations and Financial Condition.

On February 27, 2006, the registrant issued the following press release announcing financial results for the fourth quarter and full year 2005:
CONTACTS:	Kevin F. Mahoney Vice President, Finance and Chief Financial Officer 401-335-8470
Investor Relations: Financial Dynamics Melissa Myron/Rachel Albert 212-850-5600

FOR IMMEDIATE RELEASE

A.T. CROSS COMPANY REPORTS PROFIT FOR THE FOURTH QUARTER
AND FULL YEAR 2005

Lincoln, RI - February 27, 2006 - A.T. Cross Company (AMEX: ATX) today announced financial results which reflect a profit for the year and fourth quarter ended December 31, 2005.

Fourth Quarter Results

Net sales increased 1.2% to $41.4 million from $41.0 million in the fourth quarter of fiscal 2004. Global writing instrument and accessory revenue declined 1.8% to $37.0 million compared to $37.7 million in the prior year period. Costa Del Mar revenue increased by 35.5% to $4.5 million in the quarter versus $3.3 million last year.

Gross margin increased to 48.9% of net sales in the quarter from 45.4% in the comparable period last year. In the comparable period last year, gross margins were negatively affected by higher provisions for inventory reserves in the quality writing instrument and accessories segment. Selling, general and administrative and other operating expenses, including restructuring charges and other, were $15.9 million, or 38.5% of net sales, versus $16.1 million, or 39.2% of net sales last year. Restructuring charges and other was income of $291,000 in the fourth quarter of 2005 and expense of $453,000 in the fourth quarter of 2004. Included in the 2005 restructuring charges and other was $732,000 of income related to the reversal of certain payroll tax and non-income tax liabilities established prior to 2005 that were determined to be no longer necessary.

Interest and other expense of $249,000 in 2005 compares to $165,000 in 2004.

Income tax expense was $1.7 million or 42.5% of income before taxes in 2005, and $565,000 or 23.6% of income before taxes in 2004. The 2005 income tax expense includes approximately $860,000 of U.S. income taxes associated with the Company's repatriation of foreign earnings as provided for under the American Jobs Creation Act of 2004.

Net income was $2.4 million or $0.16 per share in 2005 versus $1.8 million, or $0.12 per share in 2004.

David G. Whalen, President and Chief Executive Officer of A.T. Cross Company, stated, "In Q4, particularly late in the quarter, Cross began to see progress that we had worked during the year to make. In the QWI business several new products including Apogee and Tech 3 sold very well; our first direct to consumer holiday catalog was well received; our U.S. National Accounts business grew; and we saw the second consecutive quarter of growth from our U.S. Corporate Gift business. Costa Del Mar, our premium polarized sunglass brand delivered another excellent quarter with double digit growth in sales and earnings. All in all it was a solid end to the year and gives us a good base from which to move forward."

Full Year Results

Net sales of $129.1 million were essentially flat with last year. Global writing instrument and accessory revenue declined 4.2% to $109.6 million compared to $114.4 million in the prior year. Costa Del Mar revenue increased 29.6% to $19.6 million versus $15.1 million last year.

Gross margin increased to 48.7% of net sales in 2005 versus 48.5% in 2004. Selling, general and administrative and other operating expenses, including restructuring charges and other, were $62.0 million, or 48.0% of net sales, versus $64.4 million or 49.8% of net sales last year. Restructuring charges and other were $419,000 and $2.3 million in 2005 and 2004, respectively. Included in the 2005 restructuring charges and other was $732,000 of income related to the reversal of certain payroll tax and non-income tax liabilities established prior to 2005 that were determined to be no longer necessary.

Interest and other (expense) income of ($387,000) in 2005 compares to $96,000 in 2004. Included in the 2004 amount was $401,000 interest income related to a favorable property tax settlement.

Income tax was an expense of $189,000, or 33.0% of income before taxes in 2005 and a benefit of $698,000, or 45.0% of pre-tax loss in 2004. The 2005 income tax includes approximately $860,000 of U.S. income taxes associated with the Company's repatriation of foreign earnings as provided for under the American Jobs Creation Act of 2004.

Net income was $384,000 or $0.03 per share, versus net loss of $855,000 or $0.06 per share in 2004.

Mr. Whalen concluded, "We are encouraged by our 2005 results. We intend to build upon the progress that was made in our writing instrument new product effort, in the development of Cross brand line extensions, in our direct to consumer programs, in our overseas sourcing initiative and with our Costa Del Mar business. That said, we know that there is work to be done to restore growth to our core writing instrument business. We have the brand, the products and the program to accomplish this important task. We will relentlessly pursue this growth. We have entered 2006 with enthusiasm and look forward to the results the year will bring."

The Company's management will host a conference call tomorrow, February 28, 2006, at 9:00 a.m. Eastern Time. A live webcast of the call will be accessible on the Company's website at www.cross.com. The webcast will be archived for 30 days on the site, while a telephone replay of the call will be available beginning at 11:00 a.m. Eastern Time on February 28th through March 7th at 1-877-519-4471 or 973-341-3080, code number 7062059.

About A.T. Cross Company

Building on the rich tradition of its award-winning writing instruments and reputation for innovation and craftsmanship, A.T. Cross Company is a designer and marketer of branded personal and business accessories. Cross provides a range of distinctive products that appeal to a growing market of consumers seeking to enhance their image and facilitate their lifestyle. A.T. Cross products, including award-winning quality writing instruments, timepieces, business accessories and Costa Del Mar sunglasses, are distributed in retail and corporate gift channels worldwide. For more information, visit the A.T. Cross web site at www.cross.com and the Costa Del Mar website at www.costadelmar.com.

Statements contained in this release that are not historical facts are forward-looking statements made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995 (including statements relating to new products, the stabilization of the national accounts and corporate gift businesses, the direct to consumer catalog effort, the initiatives related to becoming a branded lifestyles company, including initiatives for branded line extensions, the continued progress of the Company's overseas sourcing efforts, and the Costa Del Mar business. In addition, words such as "believes," "anticipates," "expects," and similar expressions are intended to identify forward-looking statements. These forward-looking statements are subject to risks and uncertainties, including but not limited to the ability of the Company to continue to successfully transfer manufacturing offshore, the continued consumer acceptance of the Company's products, including those of its subsidiary, Costa Del Mar, the ability of the Company to continue to develop and launch innovative new products that are relevant to its existing distribution channels, and the potential that the national accounts will be less interested in the writing instrument category in the future and may further reduce their inventory levels, and are not guarantees since there are inherent difficulties in predicting future results. Actual results could differ materially from those expressed or implied in the forward-looking statements. The information contained in this document is as of February 28, 2006. The Company assumes no obligation to update any forward-looking statements contained in this document as a result of new information or future events or developments. Additional discussion of factors that could cause actual results to differ materially from management's expectations is contained in the Company's filings under the Securities Exchange Act of 1934.

(tables to follow)

A. T. CROSS COMPANY
CONSOLIDATED SUMMARY OF OPERATIONS
(in thousands, except per share amounts)
(unaudited)

		Three Months Ended		Year Ended
		December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005

	Net sales	$41,447	$40,965	$129,115	$129,480
	Cost of goods sold	21,161	22,350	66,205	66,690
	Gross Profit	20,286	18,615	62,910	62,790
	Selling, general and administrative expenses	15,139	14,693	56,753	57,368
	Service and distribution costs	645	494	2,988	2,967
	Research and development expenses	446	417	1,790	1,780
	Restructuring charges and other	(291)	453	419	2,324
	Operating Inocme (Loss)	4,347	2,558	960	(1,649)
	Interest and other (expense) income	(249)	(165)	(387)	96
	Income (Loss) from Operations Before Income Taxes	4,098	2,393	573	(1,553)
	Income tax expense (benefit)	1,740	565	189	(698)
	Net Income (Loss)	$ 2,358	$ 1,828	$ 384	$ (855)

	Basic and diluted net income (loss) per share	$0.16	$0.12	$0.03	$(0.06)

	Weighted average shares outstanding	14,737	14,806	14,719	14,926

		Three Months Ended		Year Ended
		December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
Segment Data:	Writing Instruments & Accessories
	Net Sales	$36,993	$37,678	$109,554	$114,385
	Operating Income (Loss)	3,846	2,833	(1,628)	(2,525)
	Interest and Other (Expense) Income	(246)	(113)	(363)	148
	Income (Loss) from Operations Before Income Taxes	3,600	2,720	(1,991)	(2,377)

Segment Data:	Optical
	Net Sales	$ 4,454	$ 3,287	$ 19,561	$ 15,095
	Operating Income (Loss)	501	(275)	2,588	876
	Interest and Other Expense	(3)	(52)	(24)	(52)
	Income (Loss) from Operations Before Income Taxes	498	(327)	2,564	824

		Three Months Ended		Year Ended
		December 31, 2005	January 1, 2005	December 31, 2005	January 1, 2005
	Writing Instruments & Accessories Sales Data:
	Americas	$17,942	$16,508	$ 51,835	$ 54,415
	Europe, Middle East and Africa	13,747	15,041	36,406	38,401
	Asia Pacific	4,668	4,929	18,274	18,486
	Other	636	1,200	3,039	3,083
	Total Net Sales	$36,993	$37,678	$109,554	$114,385

A. T. CROSS COMPANY
CONDENSED CONSOLIDATED BALANCE SHEETS
(in thousands, unaudited)

	December 31, 2005	January 1, 2005
Assets
Cash, cash equivalents and short-term investments	$ 11,074	$ 15,502
Accounts receivable	31,844	29,986
Inventories	15,035	15,507
Deferred income taxes	6,340	5,421
Other current assets	9,296	6,632
Total Current Assets	73,589	73,048

Property, plant and equipment, net	21,693	23,740
Goodwill	7,288	7,288
Intangibles and other assets	5,332	5,452
Deferred income taxes	4,991	3,823

Total Assets	$ 112,893	$ 113,351

Liabilities and Shareholders' Equity
Line of credit	$ 0	$ 3,000
Current maturities of long-term debt	0	1,350
Retirement plan obligations	1,736	1,709
Other current liabilities	21,562	21,864
Total Current Liabilities	23,298	27,923

Retirement plan obligations	10,505	8,311
Long-term debt, less current maturities	10,456	5,512
Accrued warranty costs	1,457	1,603
Shareholders' equity	67,177	70,002

Total Liabilities and Shareholders' Equity	$ 112,893	$ 113,351

For information at A. T. Cross contact:
Kevin F. Mahoney
Vice President, Finance and Chief Financial Officer
(401) 335-8470
kmahoney@cross.com
	4890-4Q-05

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

A. T. CROSS COMPANY (Registrant)
Date: February 27, 2006	KEVIN F. MAHONEY (Kevin F. Mahoney) Vice President, Finance Chief Financial Officer